As filed with the Securities and Exchange Commission on November 8, 2011

Registration No. 333-83556

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZARLINK SEMICONDUCTOR INC.

(Exact Name of Registrant as Specified in Its Charter)

Canada	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

400 March Road

Ottawa, Ontario, Canada, K2K 3H4

(Address, Including Zip Code, of Principal Executive Offices)

ZARLINK SEMICONDUCTOR INC. 1991 STOCK OPTION PLAN

FOR KEY EMPLOYEES AND NON-EMPLOYEE DIRECTORS,

AS AMENDED

(Full Title of the Plan)

John W. Hohener

Chief Financial Officer

c/o Microsemi Corporation

One Enterprise

Aliso Viejo, California 92656

(949) 380-6100

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Warren T. Lazarow, Esq.

Loren J. Weber, Esq.

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, California 94025-7019

(650) 473-2600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

Zarlink Semiconductor Inc., a Canadian corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on February 28, 2002 (Commission File No. 333-83556 and referred to herein as the “Registration Statement”) with respect to the Registrant’s common shares, no par value (the “Common Shares”), thereby registered for offer or sale pursuant to the Zarlink Semiconductor Inc. 1991 Stock Option Plan for Key Employees and Non-Employee Directors, as amended (formerly the Mitel Corporation 1991 Stock Option Plan for Key Employees and Non-Employee Directors, as amended) (the “Plan”). A total of 4,227,033 Common Shares were initially registered for issuance under the Registration Statement.

On October 26, 2011, Microsemi Corporation (“Microsemi”), through its indirect wholly-owned subsidiary 0916753 B.C. ULC (“Purchaser”), completed its acquisition (the “Acquisition”) of the Registrant pursuant to the terms of that certain Support Agreement dated September 21, 2011 by and among Microsemi, Purchaser and the Registrant. Following the expiration of the offers by Purchaser to acquire all of the issued and outstanding Common Shares and 6% unsecured, subordinated convertible debentures maturing September 30, 2012 (the “Debentures”) of the Registrant, Purchaser acquired all remaining Common Shares and Debentures through compulsory acquisitions under, respectively, the Canada Business Corporations Act and the trust indenture governing the Debentures.

As a result of the Acquisition, the Registrant has terminated the offering of the Common Shares pursuant to its existing registration statements, including the Registration Statement, and no future awards will be made under the Plan. The purpose of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement is to deregister any and all of the previously registered Common Shares that remain available for issuance under the Plan (the “Plan Shares”). The Plan Shares are hereby deregistered.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aliso Viejo, State of California, on November 8, 2011.

ZARLINK SEMICONDUCTOR INC.

By:	/s/ John W. Hohener
John W. Hohener
Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James J. Peterson James J. Peterson	Chief Executive Officer and Director (Principal Executive Officer)	November 8, 2011

/s/ John W. Hohener John W. Hohener	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	November 8, 2011

/s/ John M. Holtrust John M. Holtrust	Director	November 8, 2011

/s/ Steven G. Litchfield Steven G. Litchfield	Director	November 8, 2011

/s/ David Goren David Goren	Director	November 8, 2011